Deloitte & Touche LLP
Chartered Accountants
1055 Dunsmuir Street, Suite 2000
Vancouver, British Columbia V7X 1P4
(604) 669-4466


November 10, 2000


U.S.Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Urbana.ca, Inc.

Dear Sir/Madame:

We are addressing this letter in connection with the filing of a Form 8-K to reflect our resignation as principal accountants for Urbana.ca, Inc. (formerly known as Integrated Carbonics Corp.), a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. We agree with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B as set forth in the attached Form 8-K.


Sincerely,



/s/  Deloitte & Touche LLP
Deloitte & Touche LLP